EXHIBIT INDEX

Exhibit 9(a):     Copy of the Transfer Agency Agreement, dated January 1, 1998.

Exhibit 9(h):     Copy of License Agreement, dated January 25, 1988.

Exhibit 10:       Copy of Opinion and Consent of Counsel.

Exhibit 11:       Independent Auditor's Consent.

Exhibit 17:       Financial Data Schedules.

Exhibit 19(a):    Directors' Power of Attorney, dated January 7, 1998.

Exhibit 19(c):    Trustees' Power of Attorney, dated January 7, 1998.